Exhibit 99

VIACOM REPORTS SECOND QUARTER 2007 RESULTS

•	Revenues Increased 13% to $3.19 billion with Double-Digit Growth in Media Networks and Filmed Entertainment

•	Diluted EPS from continuing operations rose 9% to $0.63

•	Adjusted diluted EPS from continuing operations grew 13% to $0.54

New York, New York, August 2, 2007 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the quarter and six months ended June 30, 2007.

Results

	Quarter ended June 30,		B/(W)	Six months ended June 30,		B/(W)
(in millions, except per share amounts)	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Revenues	$3,185.9	$2,819.3	13%	$5,904.2	$5,161.6	14%
Operating income	701.8	661.6	6%	1,142.9	1,284.9	(11)%
Net earnings from continuing operations	433.1	415.4	4%	635.0	732.5	(13)%
Diluted EPS from continuing operations	0.63	0.58	9%	0.92	1.00	(8)%
Net earnings	434.0	437.3	(1)%	637.0	754.5	(16)%
Diluted EPS	$0.63	$0.61	3%	$0.92	$1.03	(11)%

Revenues increased 13% to $3.19 billion in the second quarter of 2007. Operating income in the second quarter rose 6% to $702 million, which includes the impact of approximately $11 million of Media Networks restructuring charges. Net earnings from continuing operations for the quarter increased 4% to $433 million, including $65 million in net after-tax income related to a $94 million after-tax gain on the sale of MTV Networks’ investment in Russia, partially offset by a $22 million after-tax impairment charge to write off its investment in Amp’d Mobile, which filed for bankruptcy, and after-tax Media Networks restructuring charges of $7 million. Diluted earnings per share from continuing operations for the quarter increased 9% to $0.63, including a net $0.09 benefit from the above noted items. Diluted earnings per share from continuing operations in the second quarter of 2006 were $0.58, including a $0.10 benefit related to the release of tax reserves principally due to audit settlements. Adjusted diluted earnings per share from continuing operations for the quarter, excluding the net non-operating gain on investments and restructuring charges, increased 13% to $0.54 compared to $0.48 in the second quarter of 2006, excluding the tax reserve releases. A table found at the end of this release reconciles adjusted diluted earnings per share to reported results.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom has delivered another strong quarter, driven by superior execution across the Company. No other company has the range of powerful brands and depth of compelling content to captivate audiences from nearly every demographic around the world. In May, our Board authorized a new $4 billion share buyback program, which further reflects our confidence in the strategic direction of the Company.”

“We continued to make significant strides this past quarter to better position Viacom for future growth, both domestically and abroad,” said Philippe P. Dauman, President and Chief Executive Officer of Viacom. “Our Media Networks made substantial investments in original programming for the television screen, while expanding our branded presence across digital platforms. We launched a number of new, narrowly targeted websites this past quarter, providing richer experiences for our highly engaged consumers. This helped drive an average of 85 million unique visitors per month to our branded sites globally, a 68% increase over second quarter of last year. As part of our international strategy, we announced the formation of a joint venture in India that will include television, film and digital media content across numerous brands in this rapidly growing market. We also sold our equity stake in MTV Networks’ Russian investment, but will maintain a prominent presence in that market through a licensing agreement. These moves are part of our effort to establish the optimal business structure in each market to increase the value and profitability of our international business.”

“Our Filmed Entertainment segment delivered an outstanding quarter of results with multiple box office hits, including Blades of Glory, Disturbia and the distribution of DreamWorks Animation’s Shrek the Third. We are very pleased with the success of Transformers, our summer tentpole released in early July, which is well positioned to become a new franchise property. We also just announced the completion of the sale of Famous Music, and intend to invest those proceeds into growing our businesses and buying back our stock.”

Revenues

Revenues (in millions)	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Media Networks	$1,921.5	$1,751.0	10%	$3,654.9	$3,322.8	10%
Filmed Entertainment	1,311.5	1,095.9	20%	2,334.9	1,895.6	23%
Eliminations	(47.1)	(27.6)	(71)%	(85.6)	(56.8)	(51)%

Total revenues	$3,185.9	$2,819.3	13%	$5,904.2	$5,161.6	14%

Second quarter 2007 revenues of $3.19 billion grew 13% from $2.82 billion in 2006. Media Networks revenues rose 10% to $1.92 billion, with net acquisitions contributing $40 million in incremental revenues. Worldwide advertising revenues increased 6% to $1.15 billion. Affiliate fees grew 15% to $577 million and ancillary revenues rose 16% to $198 million. Filmed Entertainment revenues were up 20% to $1.31 billion in the second quarter of 2007, reflecting a 35% increase in home entertainment revenues to $545 million and a 34% increase in theatrical revenues to $437 million, which were partially offset by a 12% decrease in television license fees. Growth in home entertainment revenues was due to a year-over-year increase in the number of titles released. The rise in theatrical revenues was primarily driven by the distribution of DreamWorks Animation’s theatrical release of Shrek the Third compared with its 2006 release of Over the Hedge. This growth was partially offset by lower box office results for other theatrical releases compared with 2006 releases, which included Mission: Impossible III, and a decline in pay television license fees, which was primarily due to the timing in availabilities of specific titles.

Operating Income

Operating Income (in millions)	Quarter Ended June 30,		B/(W)	Six Months Ended June 30,		B/(W)
	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Media Networks	$734.2	$710.3	3%	$1,335.6	$1,331.4	—
Filmed Entertainment	21.4	4.8	n/m	(86.1)	55.7	n/m
Corporate	(54.4)	(54.0)	(1)%	(108.6)	(102.2)	(6)%
Eliminations	0.6	0.5	n/m	2.0	—	n/m

Total operating income	$701.8	$661.6	6%	$1,142.9	$1,284.9	(11)%

n/m = not meaningful

Second quarter 2007 operating income increased 6% over last year to $702 million, including $11 million of restructuring charges in Media Networks and $6 million of incremental equity compensation expense. Media Networks operating income rose 3% in the quarter. The growth in Media Networks revenues was partially offset by a 14% increase in expenses, including increases in programming expenses, higher compensation and other administrative costs and restructuring charges. Restructuring charges reduced operating income growth by 2 percentage points and 5 percentage points in the quarter and six months ended June 30, 2007, respectively, compared with prior year periods. Filmed Entertainment operating income grew $17 million in the quarter resulting from the 20% increase in revenues offset by an 18% increase in expenses. The expense growth was primarily attributable to higher feature film amortization expense, and print and advertising costs, including costs related to the July 2007 release of Transformers.

Second quarter 2007 net earnings from continuing operations increased $18 million to $433 million. Earnings from continuing operations before provision for income taxes, equity in earnings and minority interest grew 25%, reflecting the growth in operating income and $72 million of net earnings from the gain on the sale of MTV Networks’ investment in Russia and the Amp’d Mobile impairment charge. Income tax expense increased due to higher earnings before taxes as well as the prior period benefit of the release of income tax reserves. Diluted net earnings per share from continuing operations for the quarter were $0.63, including $0.09 from the net of the after-tax gain on investment and impairment charge referred to above as well as the impact of the Media Networks restructuring charges. Diluted net earnings per share from continuing operations in the second quarter of 2006 were $0.58, which included a benefit of $0.10 related to the release of tax reserves. Weighted average shares outstanding in the quarter were 687.8 million compared to 721.3 million in the second quarter of 2006 reflecting the Company’s stock repurchases.

Second quarter 2007 net earnings decreased $3 million to $434 million after reflecting discontinued operations in the periods. Discontinued operations of $1 million in the second quarter of 2007 represents the after-tax results of Famous Music. Discontinued operations of $22 million in the second quarter of 2006 includes the results of Famous Music and other businesses disposed of in 2005 and 2004.

Stock Repurchase Program

On May 29, 2007, the Company’s Board of Directors approved a new stock repurchase program under which the Company is authorized to acquire $4.0 billion of Viacom Class A and Class B common stock. The Company began repurchases under this program following the completion of its prior $3.0 billion program in June 2007. For the quarter ended June 30, 2007, 13.1 million shares were repurchased under both programs for an aggregate purchase price of $561 million. For the year through July 25, 2007, the Company acquired 25.7 million shares at a weighted average price per share of $41.81 and aggregate purchase price of $1.08 billion.

Debt

At June 30, 2007 total debt outstanding, including capital leases decreased to $7.28 billion, compared with $7.65 billion at December 31, 2006.

Recent Developments

On July 31, 2007, the Company completed the sale of Famous Music LLC to Sony/ATV Music Publishing for approximately $370 million in cash, subject to adjustment. The Company anticipates recording a gain on the sale in the third quarter of 2007.

In May 2007, the Company announced the creation of Viacom-18, a jointly controlled venture in India, with TV18 Group, a leading Indian media and entertainment company. The closing is expected to occur in the third quarter of 2007.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures Corporation, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Harmonix, Nickelodeon, Noggin, Nick at Nite, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, Gametrailers, BET, Paramount Pictures, DreamWorks and Paramount Vantage. Viacom’s global reach includes more than 130 channels and over 280 online properties in 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions and developments in the Company’s markets worldwide and, in particular, for advertisements targeting demographics served by the Company’s programming services and other content outlets; the public acceptance of and ratings for the Company’s movies, cable television programs, digital services and other content; competition for advertising dollars from search and other online and wireless-based services and content providers; technological developments and their effect in the Company’s markets and on consumer behavior; the Company’s ability to successfully launch its programming services and other content to new distribution platforms; changes in the Federal communications laws and regulations applicable to cable operations, including the possibility of mandatory à la carte programming; the impact of piracy on the Company’s programming and films; the impact of increased scale in parties involved in the distribution of the Company’s products and programming services to consumers; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2006 Annual Report on Form 10-K and Reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew
Vice President, Corporate Communications
(212) 846-7455 kelly.mcandrew@viacom.com

VIACOM INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions, except earnings per share amounts)	2007	2006	2007	2006
Revenues	$3,185.9	$2,819.3	$5,904.2	$5,161.6
Expenses:
Operating	1,764.6	1,556.1	3,327.4	2,695.4
Selling, general and administrative	621.2	518.8	1,240.1	1,017.1
Depreciation and amortization	98.3	82.8	193.8	164.2

Total expenses	2,484.1	2,157.7	4,761.3	3,876.7

Operating income	701.8	661.6	1,142.9	1,284.9

Interest expense, net	(113.8)	(112.2)	(225.0)	(198.7)
Gain on sale of equity investment	151.0	—	151.0	—
Other items, net	(41.9)	9.5	(45.2)	2.2

Earnings from continuing operations before provision for income taxes, equity in earnings and minority interest	697.1	558.9	1,023.7	1,088.4

Provision for income taxes	(264.9)	(144.5)	(389.0)	(359.5)
Equity in earnings of affiliated companies, net of tax	5.3	1.9	8.0	5.8
Minority interest, net of tax	(4.4)	(0.9)	(7.7)	(2.2)

Net earnings from continuing operations	433.1	415.4	635.0	732.5

Discontinued operations, net of tax	0.9	21.9	2.0	22.0

Net earnings	$434.0	$437.3	$637.0	$754.5

Basic earnings per share amounts:
Earnings per share, continuing operations	$0.63	$0.58	$0.92	$1.00
Earnings per share, discontinued operations	$—	$0.03	$—	$0.03
Net earnings per share	$0.63	$0.61	$0.92	$1.03

Diluted earnings per share:
Earnings per share, continuing operations	$0.63	$0.58	$0.92	$1.00
Earnings per share, discontinued operations	$—	$0.03	$—	$0.03
Net earnings per share	$0.63	$0.61	$0.92	$1.03

Weighted average number of common shares outstanding:
Basic	686.4	720.4	689.3	729.1
Diluted	687.8	721.3	690.9	731.1

VIACOM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets	$3,675.5	$4,211.1
Property and equipment, net	1,183.1	1,204.9
Inventory	3,816.7	3,783.8
Goodwill	11,083.3	11,137.0
Intangible assets	733.9	817.2
Other assets	455.9	562.6
Assets held for sale	76.4	80.1

Total assets	$21,024.8	$21,796.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,271.8	$4,616.8
Financing obligations – non-current	7,211.6	7,584.0
Other non-current liabilities and minority interest	2,355.0	2,429.7
Stockholders’ equity	7,186.4	7,166.2

Total liabilities and stockholders’ equity	$21,024.8	$21,796.7

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile the Company’s results for the quarter and six months ended June 30, 2007 to adjusted results that exclude the impact of the Media Networks restructuring activities commenced during 2007, a realized gain on the sale of MTV Networks’ investment in Russia and an impairment charge associated with the write-down of Amp’d Mobile. The Company uses adjusted operating income, adjusted net earnings from continuing operations and adjusted diluted earnings per share from continuing operations, among other things, to evaluate the Company’s operating performance in the absence of these items and for planning and forecasting of future periods. The Company believes that the exclusion of these items is relevant and useful information for investors because it allows investors to view performance in a manner similar to the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings from continuing operations and adjusted diluted earnings per share from continuing operations are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings from continuing operations and diluted earnings per share from continuing operations as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

	Quarter Ended June 30, 2007
(in millions, except per share amounts)	Operating Income	Pre-tax Earnings(4)	Net Earnings from Continuing Operations(5)	Diluted Earnings per share from Continuing Operations
Reported results	$701.8	$697.1	$433.1	$0.63
Adjustments:
Media Networks restructuring activities(1)	11.5	11.5	7.1	0.01
Gain on sale of equity investment(2)	—	(151.0)	(93.6)	(0.13)
Impairment of investment(3)	—	36.0	22.3	0.03

Adjusted results	$713.3	$593.6	$368.9	$0.54

	Six Months Ended June 30, 2007
(in millions, except per share amounts)	Operating Income	Pre-tax Earnings(4)	Net Earnings from Continuing Operations(5)	Diluted Earnings per share from Continuing Operations
Reported results	$1,142.9	$1,023.7	$635.0	$0.92
Adjustments:
Media Networks restructuring activities(1)	67.1	67.1	41.6	0.06
Gain on sale of equity investment(2)	—	(151.0)	(93.6)	(0.13)
Impairment of investment(3)	—	36.0	22.3	0.03

Adjusted results	$1,210.0	$975.8	$605.3	$0.88

(1)	Media Networks restructuring charges, principally severance, affecting MTV Networks domestic and international operations. The activities are anticipated to be completed by the fourth quarter of 2007 and result in 2007 total restructuring charges of approximately $70 million.
(2)	The Company sold MTV Networks’ investment in Russia for $191 million and recognized a pre-tax gain of $151 million.
(3)	The Company recorded a pre-tax impairment charge of $36 million to write off its investment in Amp’d Mobile which filed for bankruptcy.
(4)	Pre-tax earnings represents earnings from continuing operations before provision for income taxes, equity in earnings and minority interest.
(5)	Net earnings from continuing operations include an adjustment for the provision for income taxes calculated using the applicable rates in effect for the period presented.

The following tables reconcile the Company’s results for the quarter and six months ended June 30, 2006 to adjusted results that exclude the impact of the release of tax reserves as a result of audit settlements. The Company believes the presentation of the exclusion of the benefit received related to the release of tax reserves is helpful to investors’ understanding of the Company’s operating results for the periods presented.

	Quarter Ended June 30, 2006
(in millions, except per share amounts)	Net Earnings from Continuing Operations(5)	Diluted Earnings per share from Continuing Operations
Reported results	$415.4	$0.58
Adjustments:
Tax reserve releases	(70.7)	(0.10)

Adjusted results	$344.7	$0.48

	Six Months Ended June 30, 2006
(in millions, except per share amounts)	Net Earnings from Continuing Operations(5)	Diluted Earnings per share from Continuing Operations
Reported results	$732.5	$1.00
Adjustments:
Tax reserve releases	(70.7)	(0.09)

Adjusted results	$661.8	$0.91